Obalon Announces Third Quarter 2020 Financial Results
SAN DIEGO, CA November 6, 2020 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its financial results for the third quarter ended September 30, 2020.
Financial results for the third quarter of 2020
Revenue for the third quarter of 2020 was $44,000, compared to $0.3 million for the third quarter of 2019, with the decrease primarily due to the suspension of operations in the second quarter of 2020. Net loss for the third quarter of 2020 was $1.6 million, compared to $3.7 million for the third quarter of 2019. Net loss per share for the third quarter of 2020 was $0.20, compared to $0.61 for the third quarter of 2019.
Cost of revenue was $41,000 for the third quarter of 2020, down from $0.4 million for the third quarter of 2019. Gross profit for the third quarter of 2020 was $3,000 compared to a gross deficit of $0.1 million for the third quarter of 2019.
Research and Development expense for the third quarter of 2020 totaled $0.3 million, down from $1.2 million for the third quarter of 2019. Selling, General and Administrative expense decreased to $1.3 million for the third quarter of 2020, compared to $2.5 million for the third quarter of 2019.
Operating loss for the third quarter of 2020 was $1.6 million, down from a loss of $3.7 million for the third quarter of 2019.
As of September 30, 2020, the Company had cash and cash equivalents of $5.5 million and $0.4 million of debt related to its Payroll Protection Program loan. The Company intends to continue exploring the potential for third-party reimbursement for the Obalon Balloon System, as well as exploring and evaluating financial alternatives to help meet its capital needs and strategic alternatives that might enhance stockholder value. There is no assurance that any financial or strategic alternative will be identified. If the Company is not able to raise additional capital to meet its needs or to identify a suitable strategic alternative, it will have to discontinue all operations and may be required to declare bankruptcy or dissolve.

About Obalon Therapeutics, Inc.
Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements that are not purely historical regarding Obalon’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to new products and their potential benefits. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to Obalon, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from Obalon’s current expectations are more fully described in Obalon’s annual report on Form 10-K for the period ended December 31, 2019, periodic reports on Form 10-Q for the periods ended September 30, 2020, June 30, 2020 and March 31, 2020 and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Obalon assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$44	$333	$1,527	$2,494
Cost of revenue	41	412	1,005	2,323
Gross profit (deficit)	3	(79)	522	171
Operating expenses:
Research and development	271	1,174	2,293	5,401
Selling, general and administrative	1,291	2,489	7,546	13,025
Asset impairment and other charges	—	—	1,310	—
Total operating expenses	1,562	3,663	11,149	18,426
Loss from operations	(1,559)	(3,742)	(10,627)	(18,255)
Interest (expense) income, net	(1)	37	29	(448)
Other expense, net	—	(1)	(411)	(60)
Net loss and comprehensive loss	$(1,560)	$(3,706)	$(11,009)	$(18,763)
Net loss per share, basic and diluted	$(0.20)	$(0.61)	$(1.42)	$(5.07)
Weighted-average common shares outstanding, basic and diluted	7,728,639	6,061,248	7,727,494	3,700,538

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value data)

	September 30, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$5,514	$14,055
Accounts receivable, net	—	285
Inventory	—	1,936
Other current assets	3,517	1,959
Total current assets	9,031	18,235
Property and equipment, net	982	1,081
Lease right-of-use assets	646	1,077
Other long-term assets	1,303	—
Total assets	$11,962	$20,393
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$656	$648
Accrued compensation	116	820
Deferred revenue	61	424
Other current liabilities	3,634	1,524
Current portion of lease liabilities	583	561
Total current liabilities	5,050	3,977
Lease liabilities, long-term	553	567
Long-term debt	430	—
Other long-term liabilities	7	—
Total long-term liabilities	990	567
Total liabilities	6,040	4,544
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 7,770,698 and 7,724,100 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	8	8
Additional paid-in capital	189,353	188,271
Accumulated deficit	(183,439)	(172,430)
Total stockholders’ equity	5,922	15,849
Total liabilities and stockholders’ equity	$11,962	$20,393

OBALON THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net loss	$(11,009)	$(18,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	260	361
Stock-based compensation	1,021	2,300
Issuance of cash-settled options	7	—
Issuance of warrants for the purchase of common stock	45	—
Loss on disposal of fixed assets	—	128
Amortization of right-of-use assets	378	301
Accretion of investment discount, net	—	(2)
Amortization of debt discount	—	70
Impairment of long-lived assets and other charges	1,257	—
Impairment of inventory	53	—
Change in operating assets and liabilities:
Accounts receivable, net	285	632
Inventory	(524)	(117)
Other long-term assets	(9)	—
Other current assets	(1,389)	1,604
Accounts payable	8	(724)
Accrued compensation	(688)	(3,097)
Deferred revenue	(363)	(69)
Lease liabilities, net	(293)	(248)
Other current and long term liabilities	2,107	(363)
Net cash used in operating activities	(8,854)	(17,987)
Investing activities:
Maturities of short-term investments	—	2,550
Purchase of property and equipment	(117)	(44)
Net cash (used in) provided by investing activities	(117)	2,506
Financing activities:
Proceeds from long-term loan	430	10,000
Payment on long-term loan	—	(20,000)
Proceeds from issuance of common and warrants, net of paid issuance costs	—	15,014
Proceeds from issuance of common stock, net of issuance costs	—	8,659
Proceeds from sale of common stock upon exercise of stock options	—	1
Net cash provided by financing activities	430	13,674
Net decrease in cash and cash equivalents	(8,541)	(1,807)
Cash and cash equivalents at beginning of period	14,055	21,187
Cash and cash equivalents at end of period	$5,514	$19,380
Supplemental cash flow information:
Interest paid	$—	$700
Unpaid issuance costs	$—	$295